EXHIBIT INDEX

(h)(20) Transfer Agency Agreement, dated May 1, 2003 between Registrant on behalf of AXP Growth Fund, AXP Large Cap Equity Fund, AXP Large Cap Value Fund, AXP Quantitative Large Cap Equity Fund and AXP Research Opportunities Fund and American Express Client Service Corporation.